Exhibit 99.1

Company Contact: Sterling McDonald, VP & CFO (713) 935-0122 smcdonald@evolutionpetroleum.com

Evolution Petroleum Declares New Common Stock Dividend and Announces Growth Initiative

Houston, TX, November 11, 2013 — Evolution Petroleum Corporation (NYSE MKT: EPM) today announced that the Company’s Board of Directors approved a new growth initiative, a new common stock dividend policy and declared the initial common stock quarterly dividend.

Highlights include:

•                  Initiation of a new quarterly cash dividend of $0.10 per common share beginning December 27, 2013 to shareholders of record as of December 6, 2013

•                  Rationalization and redeployment of resources into focused growth projects incorporating the Delhi Field and the Company’s GARP® artificial lift business

•                  Restructuring of staff to reflect the redeployment of resources and to reduce recurring overhead

Current oil production at the Delhi Field, the Company’s primary producing asset, is generating substantial free cash flow. Based on the June 2013 independent reserves report, projected increases in field production and reversion of our 24% working interest are expected to increase our free cash flows from Delhi by more than 400% within the next four years. Consequently, dividend growth over the next four years is a reasonable expectation. Management also believes that its GARP® artificial lift business, based on proprietary patented technology, layers in a new and visible growth catalyst to complement increasing production and cash flows from Delhi. The new dividend on common shares will directly reward shareholders with cash distributions that can be reinvested in accordance with their individual risk profiles.

Evolution Petroleum has established GARP® proof of concept with six commercial installations, giving new life to older wells by increasing oil and gas recoveries and generating material incremental cash flow at minimal cost using existing infrastructure.  Management believes it can leverage the success of its initial GARP® installations in the Giddings Field in Texas by expanding into other mature fields to extend the life of wells at or near their economic limits. In addition to legacy horizontal wells, other applications of GARP® include vertical wells either too deep for conventional artificial lift or having thick or multiple pay zones. The low cost per BOE of installing GARP® offers the potential of another step change in the Company’s per share value as acceptance of the technology grows.

As part of the new growth initiative, Company staff is being reduced to lower overhead and restructured to reflect the operational, sales and marketing functions necessary for successful commercialization of GARP®.

Robert Herlin, President and Chief Executive Officer, said: “Responsible and careful capital allocation, combined with operational success and growing industry acceptance of GARP®, has put Evolution in the enviable position of generating free cash flow in excess of the Company’s needs for the foreseeable future.  While we believe that operational cash flow will be sufficient to fund production growth and a growing dividend, we are also planning to improve liquidity by expanding the borrowing base on our revolving credit facility in order to fund any lumpy capital expenditures at Delhi.

“As major shareholders, the interests of staff and directors are fully aligned with the interests of other shareholders, and we will continue to pursue all options for increasing and unlocking long-term value.”

About Evolution Petroleum

Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States.   Principal assets as of June 30, 2013 include 13.8 MMBOE of proved, 11.2 MMBOE of probable reserves, 3.7 MMBOE of possible reserves, and no debt.  Assets include a CO2-EOR project with growing production in Louisiana’s Delhi Field and a patented artificial lift technology designed to extend the life and ultimate recoveries of wells with oil or associated water production.  Other assets include royalty interests in almost 3,000 net acres in the Giddings Field, producing wells and proved drilling locations in the Lopez Field in Texas and an interest in a joint venture in the Mississippian Lime play in Kay County, OK with substantial probable reserves. Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com).

Cautionary Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking state statements.

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